Exhibit 99.(g)(2)

Execution Copy

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of June 12, 2023 (the “Effective Date”) between:

1.	Atlantic Fund Administration, LLC d/b/a Apex Fund Services, a limited liability company incorporated in the State of Delaware, with its principal place of business at Three Canal Plaza, Portland, Maine 04101 (the “Service Provider”); and

2.	Popular U.S. Government Money Market Fund, LLC, a Puerto Rico limited liability company, intending to be registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment company (the “Fund”).

The Fund and Service Provider each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.          As used in this Agreement, the following terms have the following meanings:

(a)                 “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)                “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and, for purposes hereof, “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)                 “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)                “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)                 “Client Data” means all data of Fund (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Fund and all output and derivatives thereof, necessary to enable the Service Provider to perform the Services, but excluding Provider Property.

(f)                  “Confidential Information” means any nonpublic information about Fund or Service Provider, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)                “Data Supplier” means a third party supplier of Market Data.

(h)                “Fund Associates” means Fund and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(i)                  “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(j)                  “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(k)                “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(l)                  “Losses” means any and all direct damages, settlement payments, attorneys’ fees, costs, charges, expenses, interest, applicable taxes. For the avoidance of doubt, the term “Losses” shall not include Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value

(m)               “Management” means the Fund’s officers, directors, employees, and the investment adviser (currently Popular Asset Management LLC) and sub-advisor(s) (if any), as well as any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day-to-day operations and management of the Fund.

(n)                “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(o)                “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(p)                “Provider Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by Service Provider in connection with its performance of the Services.

(q)                “Service Provider Associates” means the Service Provider and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(r)                  “Services” means the services listed in Schedule A.

(s)                 “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.              Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.              Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.              Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.              The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.              Subject to the terms of this Agreement, Service Provider will perform the Services set forth in Schedule A for the Fund. Service Provider shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Service Provider shall provide the Services and comply with its obligations under this Agreement in accordance with best industry standards and in full compliance with all applicable Laws.

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2.2.              Any Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a change in applicable Law, will only be binding on Service Provider when they are reflected in an amendment to Schedule A. Service Provider shall reasonably cooperate with the Fund to accommodate non-material changes and adjustments to any Service; the Fund recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate result in a material change. If the Fund requests the addition of a new service or any material change or adjustment to any existing Service, or in the event that the Fund materially amends its policies and procedures or 38a-1 Compliance Program or there is a material change in relevant law related to or affecting any Service (collectively, a “Service Change”), the Parties shall cooperate with one another to implement such addition, change or adjustment in a manner that minimizes any adverse effect on the Fund. The Parties shall mutually determine the date on which such Service Change shall take place and develop a written plan to implement such Service Change (a “Service Change Plan”), as well as agree in writing to implementation or additional fees and expenses, if any, that may be required to effect such Service Change. Each Service Change Plan will include applicable obligations for each Party and will specify actions to be taken by Parties with respect to third party contracts, and an effective date for the completion of the Service Change Plan. Notwithstanding the foregoing, Service Provider shall have no obligation to effect any Service Change and the Fund shall have no obligation to pay any fees or expenses related to any such Service Change Plan unless and until the respective Party has agreed to do so in writing. Any Service Change made by the Parties shall thereafter become part of the Services for all purposes under this Agreement. For purposes of this Agreement, the foregoing shall be the “Change Control Process.”

2.3.              The Fund agrees to pay Service Provider fees, charges and expenses for the Services in accordance with, and in the manner set forth in, the fee letter agreed upon by the Parties (“Fee Letter”), which may be amended in writing from time to time by mutual agreement of the Parties. The Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Such fees, charges, and expenses shall be accrued by the Fund daily and shall be payable monthly in arrears by or before the fifth Business Day of each calendar month for Services performed under this Agreement during the prior calendar month. Reimbursement shall be payable monthly in arrears on the second Business Day of each calendar month for Services performed under this Agreement during the prior calendar month. The billing process and payment of fees will start once this Agreement is effective. If the fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund shall pay to Service Provider such compensation as shall be payable prior to the effective date of termination.

2.4.              Service Provider represents and warrants to Fund that, relative to all individuals that Service Provider may at any time assign to provide the Services, in whole or in part, including employees, contractors, agents, and those of Service Provider’s subsidiaries or affiliates (“Personnel”): (i) it is responsible for supervising, directing and controlling Personnel performance; (ii) it has sufficient and legally compliant screening and background verification controls, processes and procedures in place; and, to the extent permitted by Laws, it has not and will not knowingly assign Personnel that has been indicted or convicted of fraud, theft, larceny, embezzlement, or any other financial or cybercrime, or a crime involving moral turpitude; (iii) its Personnel will maintain an adequate code of conduct while providing the Services to Fund; and (iv) its Personnel will be adequately trained and have the appropriate level of experience and qualifications for the applicable tasks assigned relative to the Services; and it will provide ongoing and necessary training sufficient to enable all Personnel to comply with Laws, including those applicable to the Services.

2.5.              In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by Service Provider to one or more of its Affiliates or other Persons, provided that such Persons are selected in good faith and with reasonable care and are monitored by Service Provider. If Service Provider delegates any Services, (i) such delegation shall not relieve Service Provider of its duties and obligations hereunder, (ii) Fund shall not be responsible for the payment of fees and expenses owed to any such agents, (iii) such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of Service Provider, and (iv) Service Provider will identify such agents and the Services delegated and will update Fund when making any material changes in sufficient detail to enable Fund to object to a particular arrangement.

3.	Fund’s Responsibilities

3.1.              The management and control of Fund are vested exclusively in the Fund. The Fund and its Management are responsible for and will make all decisions, perform all management functions relating to the operation of Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Fund shall:

(a)                 Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Fund.

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(b)                Evaluate the accuracy of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform Service Provider of any errors it is in a position to identify.

(c)                 Provide, or cause to be provided, valuations of Fund’s assets and liabilities in accordance with Fund’s written valuation policies.

(d)                Provide Service Provider with timely and accurate information including trading and Fund investor records, valuations and any other items required by Service Provider in order to perform the Services and its duties and obligations hereunder.

3.2.              The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by Service Provider as a support function to Fund and do not limit or modify Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.              Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. Fund will notify Service Provider in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. Except as otherwise expressly set forth herein, Service Provider is not responsible for monitoring compliance by Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.              In the event that Market Data is supplied to or through Service Provider Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Fund in connection with the Services and (ii) not be disseminated by Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither Service Provider nor any Data Supplier shall be liable to Fund or any other Person for any Losses with respect to Market Data, reliance by Service Provider Associates or Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.              Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to Service Provider, all Client Data and the then most current version of all Fund Governing Documents and any other material Fund agreements. Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and Service Provider will not be required to enter any agreements with that Person in order for Service Provider to provide the Services.

3.6.              Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith Service Provider Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by Service Provider Associates from the Fund its employees, Affiliates or agents, in connection with the performance of the Services and Service Provider’s duties and obligations hereunder, without further enquiry or liability.

3.7.              Notwithstanding anything in this Agreement to the contrary, if Service Provider is in doubt as to any action it should or should not take in its provision of Services, Service Provider Associates may request directions, advice or instructions from the Fund, or as applicable, Management, custodian or other service providers.

3.8.              Fund agrees that, to the extent applicable, if officer position(s) are filled by Service Provider Associates, such Service Provider Associate(s) shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers. The Fund shall provide Service Provider with proof of current coverage, including a copy of the Policy, and shall notify Service Provider immediately should the Policy be cancelled or terminated.

4.	Term

4.1.              The initial term of this Agreement will be from the Effective Date through the date ending three years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of one year each unless either Service Provider or Fund provides the other Party with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

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5.	Termination

5.1.               This Agreement shall continue in effect until terminated (i) in its entirety, or (ii) with respect to the Services described in any one or more parts of Appendix A, in any one or more of the parts (a “Partial Termination”). Service Provider or Fund may, by written notice to the other, terminate this Agreement in its entirety or there may be a Partial Termination, without the payment of any penalty, if any of the following events occur:

(a)                 The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach;

(b)                The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (iv) becomes subject to a material Action and/or an Action that the non-breaching Party reasonably determines could cause the non-breaching Party reputational harm (where the other Party is Fund, including any Action against an investment adviser, sub-adviser, or other service provider of the Fund); or

(c)                 At any time without cause upon written notice not less than 90 calendar days prior to the effective date of such termination, subject, in the case of Fund, to the payment of the amount set forth in Section 5.3.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.              Should either Party exercise its right to terminate, subject to the receipt by Service Provider of all then-due fees, charges and expenses, including any fees remaining for the balance of the unexpired portion of the Term, as noted in Section 5.3, Service Provider shall continue to provide the Services up to the effective date of such termination; thereafter, Service Provider shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A and/or Fee Letter executed by Service Provider. In the event that Fund wishes to retain Service Provider to perform transition or post-termination services, including providing data and reports in new formats, the Fund and Service Provider shall agree in writing to the additional services and related fees and expenses in a statement of work or amendment to Schedule A and/or Fee Letter, as appropriate. Should either Party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Fund. In the event of a Partial Termination, the Parties shall agree to a revised compensation with respect to the non-terminated Services in accordance with the Change Control Process set forth in Section 2.2.

5.3.              If the Fund elects to terminate this Agreement pursuant to Section 5.1(c) above prior to the end of the Term, the Fund agrees to pay an amount equal to the average monthly fee paid by the Fund to Service Provider under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by Service Provider for the Fund after the termination of this Agreement, all of the provisions of this Agreement except for portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4.             Upon notice of termination by either Party of this Agreement, in its entirety or in connection with a Partial Termination, Service Provider shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Service Provider under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities. In such case, the Fund shall reimburse Service Provider for Service Provider’s reasonable and documented costs associated with the copying and movement of records and material to any successor person (collectively, the “Termination Costs”); provided, however, that, notwithstanding anything herein to the contrary, the Fund shall have no obligation to reimburse Service Provider for its termination costs if the Fund terminates this Agreement pursuant to Section 5.1(a) above.

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5.5.          Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.3., 5.2 (as applicable), 6, 7.3, 9, 10, 11, 11.6 and 14 of this Agreement shall survive the termination of this Agreement.

6.	Limitation of Liability and Indemnification; Standard of Care

6.1           Notwithstanding anything in this Agreement to the contrary Service Provider Associates shall not be liable to any Fund Associates for any action or inaction of any Service Provider Associate except to the extent of direct Losses resulting from the breach of representation or warranty, gross negligence, willful misconduct, bad faith or fraud of Service Provider in the performance of Service Provider’s duties or obligations under this Agreement. Under no circumstances shall Service Provider Associates be liable to any Fund Associates for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Fund shall indemnify, defend and hold harmless Service Provider Associates from and against Losses (including legal fees and costs to enforce this provision) that Service Provider Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of the breach of representation or warranty, gross negligence, willful misconduct, bad faith or fraud of Fund in the performance of Fund’s duties or obligations under this Agreement.

6.2            Notwithstanding anything in this Agreement to the contrary Fund Associates shall not be liable to any Service Provider Associates for any action or inaction of any Fund Associate except to the extent of direct Losses resulting from the breach of representation or warranty, gross negligence, willful misconduct, bad faith or fraud of Fund in the performance of Fund’s duties or obligations under this Agreement. Under no circumstances shall Fund Associates be liable to any Service Provider Associates for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Service Provider shall indemnify, defend and hold harmless Fund Associates from and against Losses (including legal fees and costs to enforce this provision) that Fund Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of the breach of representation or warranty, gross negligence, willful misconduct, bad faith or fraud of Service Provider in the performance of Service Provider’s duties or obligations under this Agreement.

6.3           In addition to the limitation of liability set forth above, Service Provider shall not be liable to the Fund or any other Person for any failure to provide any Service in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter, taking into account the impact that such an occurrence has on Service Provider’s ability to comply with its obligations under this Agreement):

(a)       if any relevant condition precedent upon which performance of the relevant Service depends (a “Dependency”) is not met and the failure to meet any such Dependency was not a result of delay, or failure to provide information or take action by Service Provider;

(b)       if the failure to perform the Services is at the request or with the consent of the Fund;

(c)       if the failure to perform the Services results from incorrect or corrupted information provided by (i) any Person that is not an affiliate of Service Provider that provides services to the Fund including any investment adviser for the Fund, underwriter for the Fund, independent accountants, brokers, or other intermediaries through which the Fund’s securities may be sold or distributed and any other current or predecessor service providers to the Fund or (ii) valuation or market information providers, pricing services, couriers, software houses, custodians clearing systems or depositories, provided, that (A) if any such Person described in clause (ii) above is chosen by Service Provider, then the selection of such Person must have been reasonable under the circumstances (and the selection of such a Person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection the Board of Directors of the Fund does not object to such selection); and (B) in any event, Persons shall be deemed reasonable if they are selected or retained at the direction of the Fund or investment adviser (“Non-Discretionary Subcontractors”) or with the consent of the Fund. Service Provider shall not be liable for the acts or omissions of any Non-Discretionary Subcontractors or any assignee provided that the Fund has consented to such assignment in accordance with Section 14.2 of this Agreement; and/or

(d)       if any Law to which Service Provider is subject prevents or limits the performance of the duties and obligations of Service Provider, and, if such Law affects Service Provider, Service Provider has notified the Fund or an authorized person of the Fund.

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Notwithstanding the foregoing, Service Provider shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 6.3 subsist, provided that Service Provider shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred). If, despite the foregoing, Service Provider incurs any such additional costs in endeavoring to supply the Services, Service Provider shall promptly notify the Fund and the Fund shall reimburse those costs to Service Provider to the extent that they have been agreed in advance between the Parties.

6.4           The Parties shall follow the following indemnification procedures: (i) the indemnitee Party will provide the indemnifying Party with prompt notice of any Claim for which indemnification is sought, except that failure to provide such notice will not excuse the indemnifying Party’s indemnification obligations hereunder; (ii) with respect to any Third Party Claim, the indemnitee Party will permit the indemnifying Party to assume and control the defense of such claim, with counsel chosen by the indemnifying Party (who will be reasonably acceptable to the indemnitee Party); (iii) Indemnifying Party will not enter into any settlement or compromise of any such Third Party Claim without the indemnitee Party’s prior written consent, which consent will not be unreasonably withheld; (iv) Indemnifying Party shall pay any and all Losses (even if incident to any appeals) awarded against or otherwise incurred by the indemnitee Party to which it has a right hereunder in connection with or arising from any indemnified Claim; and (v) The indemnifying Party’s obligations under this Section will in no manner be affected by the existence or non-existence of insurance.

7.             Representations and Warranties

7.1.           Each Party represents and warrants to each other Party that:

(a)        It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)        Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)         It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)         The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, receivership, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or general principles of equity or considerations of public policy.

7.2.          Fund represents and warrants to Service Provider that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Fund and other corporate actions thereof; (ii) it is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Puerto Rico and it is or will be registered with the Securities and Exchange Commission (the “SEC”) as an open-end investment company upon the requirement that the Fund register under the 1940 Act coming into effect; (iii) it is empowered under applicable laws and by its Governing Documents to enter into and perform this Agreement; (iv) the Board of Directors of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify Service Provider of (1) any material Action against it or its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

7.3.          Service Provider represents and warrants to Fund that: (i) it has, and at all times during the Term shall maintain, all licenses, permissions, authorizations, consents, permits, approvals, certificates, or endorsements (“Permits”) by any professional association or Government Authority that are required for it to provide the Services; (ii) it has sufficient experience and resources (including financial resources) to render the Services in a competent and acceptable manner and meet the timetables and service level agreements agreed to with Fund under Schedule A; (iii) has implemented and maintains commercially reasonable business continuity policies and procedures with respect to Services, will provide Fund with a summary of its business continuity policies, and will test its business continuity procedures at least annually.

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8.	Client Data

8.1.          Fund (i) will provide or ensure that other Persons provide all Client Data to Service Provider in an electronic format that is acceptable to Service Provider (or as otherwise agreed in writing) and (ii) confirm that each has the right to share such Client Data. As between Service Provider and Fund, all Client Data shall remain the property of the Fund. Client Data shall not be used or disclosed by Service Provider, other than in connection with providing the Services and as permitted under Section 11.2. Service Provider shall be permitted to act upon instructions from Fund or Management with respect to the disclosure or disposition of Client Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.          Service Provider shall maintain and store material Client Data used in the official books and records of Fund for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

8.3.           Upon at least 30 days’ written notice from Fund to Service Provider, through its staff or agents (other than any Person that is a competitor of Service Provider), and Government Authorities with jurisdiction over the Fund (each a “Reviewer”) may conduct a reasonable, on-site review of the operational and technology infrastructure controls used by Service Provider to provide the Services and meet Service Provider’s confidentiality and information security obligations under this Agreement (a “Review”). Fund shall accommodate Service Provider’s reasonable requests to reschedule any Review based on the availability of required resources. With respect to any Review, Fund shall:

(a)                Ensure that the Review is conducted in a manner that does not disrupt Service Provider’s business operations;

(b)               Comply, and ensure that Reviewers comply, with Service Provider’s policies and procedures relating to physical, computer and network security, business continuity, safety and security;

(c)                Ensure that all Reviewers are bound by written confidentiality obligations substantially similar to, and no less protective than, those set forth in the Agreement (which Fund shall provide to Service Provider upon request; and

(d)                Except for mandatory Reviews by Government Authorities or any Review required by applicable Law, be limited to 1 Review per calendar year.

8.4.          Service Provider shall deliver to Fund, at least annually upon request by Fund, and subject to customary disclaimers and indemnities required by the audit firms that prepare such reports, a copy of a report prepared under Statement on SSAE No. 18 Service Organization Controls (SOC 1) Type II, as applicable to Service Provider’s application server(s), database server(s) and related systems and equipment upon which Fund Confidential Information, Client Data, and/or Personal Data is maintained.

8.5.          All records maintained and preserved by Service Provider pursuant to this Agreement which the Fund is required to maintain and preserve in accordance with applicable Law shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved.

8.6.           Upon termination of this Agreement, Service Provider shall, subject to payment of all undisputed amounts due to Service Provider hereunder and at the expense and direction of the Fund, transfer to the Fund or any successor service provider all Fund records in the electronic or other medium in which such material is then maintained by Service Provider.

9.	Data Protection, Cyber Security and IT Technology Security

9.1.          From time to time and in connection with the Services, Service Provider may obtain access to certain personal information from the Fund (“Personal Data”). Personal Data relating to the Fund and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by Service Provider and its Affiliates. The Fund consents to the transmission and processing of such information within the United States in accordance with applicable Law.

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9.2.              Service Provider will notify the Fund without undue delay after becoming aware of a confirmed breach of Personal Data and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individual impacted, as required by applicable Law. Service Provider will not disclose or use Personal Data obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out Service Provider’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

9.3.              The Fund acknowledges that Service Provider intends to develop and offer analytics-based products and services for its customers. In providing such products and services, Service Provider will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by Service Provider of Fund Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to disclose the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and may be enriched with external data sources. Service Provider will not disclose shareholder names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund or its shareholders.

9.4.              Each Party shall maintain appropriate information security policies and procedures and implement measures (“Policies and Procedures”) to monitor and protect any data and information (including any personal data) (“Information”) maintained and provided by or on behalf of the other party (to include in respect of the Fund, the directors and/or the shareholders) from theft, unauthorized disclosure and unauthorized access. For the avoidance of doubt, such Policies and Procedures shall include each party providing appropriate training to their staff and conducting their own security audits as required. Each Party shall be responsible for ensuring equivalent Policies and Procedures are in place and implemented by all third-party service providers engaged by them. On reasonable request, each Party shall provide evidence of implementation of such Policies and Procedures to the other Party.

9.5.              If a Party becomes aware of (i) failure or significant malfunction of any hardware or software used by it or its third party service provider; (ii) loss of Information by it or a third party service provider (a “Cyber Incident”); or (iii) any other unauthorized access or use by a third party or misuse, damage or destruction by any person of Information (the “Other Incident”), and that such Cyber Incident or Other Incident could have resulted in a denial of service or unauthorized access to the Information relating to the other Party (to include in respect of the Fund, its shareholders) that would have had a material impact on the other Party then it shall take reasonable steps to notify the other Party in writing within 48 hours of the Cyber Incident or Other Incident. In relation to any Cyber Incident or Other Incident, the Party that became aware of the incident, as per Section 9.5, above, shall provide such information as may reasonably be requested by the other Party including (i) obtaining evidence about how, when and by whom its information system and/or data relating to the other Party (to include in respect of the Fund, its shareholders) has been compromised (ii) implementing any mitigation strategies to reduce the impact of the Cyber Incident or Other Incident or the likelihood or impact of any future similar incident; and (iii) preserving and protecting data relating to the other Party (to include in respect of the Fund, its shareholders) (including as necessary reverting to any backup or alternative site).

10.	Service Provider Property

10.1.           Service Provider Property is and shall remain the property of Service Provider or, when applicable, its Affiliates or suppliers. Neither Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any Service Provider Property, except as specifically set forth herein. Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by Service Provider to receive the same, any information concerning the Service Provider Property and shall use reasonable efforts to prevent any such disclosure.

10.2.           Service Provider represents and warrants that it owns all right, title and interest in and to any and all Service Provider Property used to provide the Services or provided to Fund as part of the Services, or otherwise has the right to sell, rent, lease or license the same, including all copyrights, patent, trademark, trade secret and other proprietary rights therein or thereto.

10.3.           If any Service Provider Property provided to Fund, or used by Service Provider to provide the Services, infringes the intellectual property rights of a third party, Service Provider, at its own expense, shall promptly take the following actions: (1) secure the right to continue using such Service Provider Property; or (2) replace or modify such Service Provider Property to make it non-infringing, provided such replacement or modification does not materially degrade any of its functionality. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies under this Agreement or available at law or in equity.

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11.	Confidentiality

11.1.        Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11. Each Party agrees to have appropriate policies and procedures and employ reasonable controls (but in any event at least to the same degree of care and controls that such Party uses to protect its own Confidential Information of similar importance) to protect the disclosing Party’s Confidential Information against any anticipated threats or hazards or unauthorized access to or use thereof. In case the receiving Party discovers it has suffered an unauthorized access, disclosure or use of the disclosing Party’s Confidential Information it will promptly notify the incident to the disclosing Party and will take all reasonable steps to immediately mitigate, remedy and prevent any further disclosure at its expense.

11.2.       Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of Service Provider, to Service Provider Associate who needs to know such information for the purpose of carrying out Service Provider’s duties under or enforcing this Agreement. Service Provider shall ensure compliance by Service Provider Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.       Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.       Each of Service Provider and Fund is subject to U.S. federal and state securities Law and each may make disclosures as it deems necessary to comply with such Law. Service Provider’s action or inaction as a result of its compliance with regulatory and legal obligations under the Law of the jurisdiction in which it operates shall not constitute a breach of Service Provider’s duties to the Fund or a breach of any data protection regulations or provisions. Service Provider shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of Service Provider in connection with the Services.

11.5.        Upon the prior written consent of the Management, Service Provider shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of Service Provider. Upon the prior written consent of Service Provider, Fund shall have the right to identify Service Provider and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit Service Provider from using any Fund data (including Client Data) in tracking and reporting on Service Provider’s clients generally or making public statements about such subjects as its business or industry; provided that neither Fund nor Management is named in such public statements without its prior written consent. Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that Service Provider is (i) providing valuations with respect to the securities, products or services of Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Fund, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Fund, Management or any of their respective assets, investors or customers.

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11.6.       In the event any Party obtains information from the other Party, which is not intended for such Party, the receiving Party agrees to (i) promptly notify the disclosing Party that unauthorized information has been made available to the receiving Party; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; and (iii) provide the disclosing Party reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information.

12.	Audit Rights

12.1.       Service Provider acknowledges that its Services to Fund may be subject to audits, including assessments, examinations, or review by Fund and, among others, Fund’s regulators, internal audit, risk management or independent outside auditing firm (“Audit”) in order to confirm compliance with this Agreement, as well as with Laws and industry standards. Service Provider further acknowledges that an Audit may include the activities of Personnel, subcontractors or vendors.

12.2.       Upon Fund’s written request, at a time, frequency and place reasonably agreed to between the Parties, Service Provider shall submit the information, provide periodic reports (including those of internal controls, systems, financial condition or compliance), respond to risk questionnaires or allow access to relevant Personnel, systems, documents or physical premises in a timely manner so as to permit Fund to comply with the Audit (including, as applicable, cybersecurity, privacy, or data protection).

If an Audit reveals areas of material concern to Fund, the Parties will agree on a plan to address the deficiency in an adequate and timely manner. If Service Provider does not address such material deficiencies in accordance to the plan, Fund may terminate this Agreement pursuant to Section 5.1(a).

13.	Business Continuity Plan

13.1.       Service Provider shall maintain in effect at all times during the term of this Agreement an appropriate business continuity/disaster recovery plan (a “Business Continuity Plan”). Service Provider represents and warrants that its Business Continuity Plan addresses the continuation of the Services in the event of an impairment or disruption thereof. Service Provider shall maintain its Business Continuity Plan in compliance with Laws. Service Provider shall exercise best efforts to resume the Services within the recovery time requested by Fund. Upon Fund’s reasonable request, Service Provider shall make available to Fund one or more representatives who are knowledgeable about its Business Continuity Plan to respond to questions concerning the Business Continuity Plan, the manner in which it is tested, the results of any tests and the manner in which it would be implemented. If Fund determines that Laws require any modification to the existing Business Continuity Plan, Service Provider shall cooperate with Fund in assuring that its Business Continuity Plan complies with such requirements at mutually agreeable terms and conditions.

14.	Notices

14.1             Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier (iv) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to Service Provider:

Atlantic Fund Administration, LLC d/b/a Apex Fund Services

Three Canal Plaza,

Portland, Maine USA 04101

Attention: Legal Dept.

E-mail:

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If to Fund:

Popular U.S. Government Money Market Fund

Popular Center North Building, Second Level (Fine Arts)

209 Muñoz Rivera Avenue

San Juan, Puerto Rico 00918

Attention: President

E-mail:

14.	Miscellaneous

14.1        Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No Service Provider Associate has authority to bind Service Provider in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

14.2        Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by any Party, in whole or in part, whether directly or by operation of Law, without the prior written consent of the other Party, which consent shall not be unreasonably denied, delayed or conditioned. Notwithstanding the foregoing Service Provider may assign or otherwise transfer this Agreement to an Affiliate. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void. If Service Provider assigns or otherwise transfers this Agreement to a third-party other than an Affiliate without Fund’s consent, Fund may terminate this Agreement by written notice to Service Provider within 90 days of receiving notice of such assignment or transfer, subject to Service Provider’s right within 30 calendar days of such notice to rescind such assignment or transfer.

14.3        Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of Delaware and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Delaware conflict with the 1940 Act or such rules, the latter shall control. The courts of the State of Delaware and the United States District Court for the District of Delaware shall have exclusive jurisdiction to settle any Claim. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO A TRIAL BY JURY.

14.4        Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

14.5        Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of Service Provider Associates related to the Services and the subject matter of this Agreement, and no Service Provider Associate shall have any liability to any Fund Associates for, and Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory with respect to the Services and the subject matter of this Agreement.

14.6        Force Majeure. Service Provider will not be responsible for any Losses of property in Service Provider Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. Service Provider shall use commercially reasonable efforts to minimize the effects on the Services of any such event and shall follow its Business Continuity Plan. Service Provider shall give notice immediately after the occurrence of any such force majeure event to Fund stating the date and impact of the event on the Services, the cause thereof, and the estimated time for the resumption of all or part of the Services. If Service Provider has suspended the Services in whole or in part, Service Provider shall resume the provision thereof as soon as possible by implementing its Business Continuity Plan. Fund shall be relieved of all obligations, including in respect of the payment of any service charge for the applicable suspended Service during the time such Service is suspended as a result of any such force majeure event.

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During the period of any such force majeure event, Fund may seek (at Fund’s own expense to the extent it is not required to pay Service Provider for the Services) an alternative service provider on a temporary basis with respect to any Services that Service Provider is unable to provide and Service Provider shall support such transition at its cost.

14.7        Non-Exclusivity. The duties and obligations of Service Provider hereunder shall not preclude Service Provider from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. Fund understands that Service Provider may have commercial relationships with Data Suppliers and providers of technology, data or other services to Fund and Service Provider may receive economic or other benefits in connection with the Services provided hereunder.

14.8        No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

14.9        No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither Party will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of the other Party or its Affiliates who has been materially involved in the provision, or receipt or consumption, of the Services without the consent of such other Party; provided, however, that the foregoing shall not prevent any Party from soliciting employees through general advertising not targeted specifically at any or all of the employees of the other Party.

14.10      No Warranties. Except as expressly listed herein, Service Provider makes no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. Service Provider disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

14.11      Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

14.12      Testimony. If Service Provider is required by a third party subpoena or otherwise legally required, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Fund or Management is a party or otherwise related to Fund, Fund shall reimburse Service Provider for all costs and expenses, including the time of its professional staff at Service Provider’s standard rates and the cost of legal representation, that Service Provider reasonably incurs in connection therewith; provided, however, that Fund shall have no obligation to reimburse Service Provider for such costs and expenses if such Claim arises, in whole or in part, out of the breach of representation or warranty, gross negligence, willful misconduct, bad faith or fraud of Service Provider in the performance of Service Provider’s duties or obligations under this Agreement.

13.1.       Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to Service Provider Associates, Fund Associates and Data Suppliers.

13.2.        Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.3.        Certain Third Party Vendors. Nothing herein shall impose any duty upon Service Provider in connection with or make Service Provider liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if Service Provider selected such company, Service Provider shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

[signature page follows]

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This Agreement has been entered into by the Parties as of the Effective Date.

ATLANTIC FUND ADMINISTRATION, LLC d/b/a APEX FUND SERVICES		POPULAR U.S. GOVERNMENT MONEY MARKET FUND LLC

By:	/s/ Chris Koons	By:	/s/ Javier Rubio
Name:	Chris Koons	Name:	Javier Rubio
Title:	Director	Title:

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Fund acknowledges that Service Provider’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	Fund, Management and other Persons that are not employees or agents of Service Provider whose cooperation is reasonably required for the Service Provider to provide the Services providing cooperation, information and, as applicable, instructions to Service Provider promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Fund and other Persons that are not employees or agents of Service Provider remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to Service Provider Associates in connection with the Services by any Person.

(iv)	Fund and Management informing Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	Service Provider’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and Service Provider Web Portal and other application User information.

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B.           Service Provider Fund Administration and Accounting Services and Terms

The following Services will be performed by Service Provider under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Fund Administration

(i)	Prepare annual and semi-annual financial statements, utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR and 24f-2

(iii)	File Forms N-CEN, N-CSR, N-PX and 24f-2 with SEC

(iv)	Host annual audits

(v)	Prepare required reports for quarterly Board meetings

(vi)	Monitor expense ratios

(vii)	Maintain budget vs. actual expenses

(viii)	Manage fund invoice approval and bill payment process

(ix)	Assist with placement of Fidelity Bond and D&O/E&O insurance

Fund Accounting

(i)	Calculate NAVs as required by the Fund and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit net asset values to the advisor, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

(vii)	Participate, when requested, in meetings and discussions with the Fund’s valuation designee

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc.

(x)	Prepare and file Form N-PORT

Legal Administration

(i)	Coordinate annual and periodic updates to prospectus and statement of additional information (“SAI”)

(ii)	Coordinate standard layout and printing of a prospectus

(iii)	Coordinate EDGARization and filing of SEC documents

(iv)	Compile and distribute quarterly board meeting materials

(v)	Attend quarterly board meetings telephonically and prepare first drafts of quarterly meeting minutes

Compliance Administration

(i)	Perform daily prospectus & SAI, SEC investment restriction monitoring

(ii)	Provide warning/Alert notification with supporting documentation

(iii)	Provide quarterly compliance testing certification to Board of Trustees

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Notes and Terms to Service Provider Services

1.	Service Provider agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder, and shall provide to the Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by the Fund. Service Provider shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Fund.

2.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of the Fund or its Management, as applicable. Service Provider will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test the Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between Service Provider and Management. Service Provider will report violations, if any, to the Management and the Fund’s Chief Compliance Officer as promptly as practicable following discovery.

3.	Service Provider independently tests Portfolio Compliance based upon information contained in the source reports received by Service Provider’s fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by Service Provider is limited by the information contained in the fund accounting source reports and supplemental data from third-party sources. The Fund agrees and acknowledges that Service Provider’s performance of the Portfolio Compliance Testing shall not relieve the Fund or its Management of their primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and Service Provider shall not be held liable for any act or omission of the Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.	The Fund acknowledges that Service Provider may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, its Management, the Fund’s custodian or other Fund service provider, other than Service Provider’s completion of a reconciliation of the assets reported by such parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, the Fund acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to Service Provider. Service Provider may rely, and has no duty to investigate the representations of the Fund, its Management, the Fund’s custodian or other Fund service provider.

5.	Service Provider shall utilize one or more pricing services, as directed by the Fund. The Fund shall identify in writing to Service Provider the pricing service(s) to be utilized on behalf of the Fund. For those securities where prices are not provided by the pricing service(s), the Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to Service Provider the resulting price(s). In the event the Fund desires to provide a price that varies from the price provided by the pricing service(s), the Fund shall promptly notify and supply Service Provider with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be provided to Service Provider in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

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C.	Service Provider Transfer Agency and Related Services

Transfer Agency

(i)	Establish and maintain shareholder accounts

(ii)	Process and record purchase and redemption orders

(iii)	Process dividends and capital gain distributions

(iv)	Perform NSCC processing

(v)	Produce and mail confirmations and account statements

(vi)	Process year-end shareholder tax reporting

(vii)	Perform required AML and CIP services

(viii)	Provide client branded investor site

(ix)	Provide Service Provider branded client and intermediary site

(x)	Maintain and coordinate Blue Sky registration

Investor Services

(i)	Handle 800-line phone calls on recorded lines

(ii)	Coordinate daily fulfillment process

(iii)	Compile monthly reports on call statistics

D.	Service Provider CCO Services and Terms

1.	Within this Section D, the following definitions will apply:

(i)	“Federal Securities Laws” shall mean the definition as put forth in Rule 38a-1, specifically the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any SEC rules adopted under any of the foregoing laws, the Bank Secrecy Act as it applies to registered investment companies, and any rules adopted thereunder by the SEC or the Department of Treasury.

(ii)	“Material Compliance Matter” shall mean “any compliance matter about which the Fund’s board would reasonably need to know to oversee fund compliance,” which involves any of the following (without limitation): (i) a violation of Federal Securities Laws by the Fund or its service providers (or officers, directors, employees or agents thereof) (ii) a violation of the Compliance Program of the Fund, or the written compliance policies and procedures of its service providers; or (iii) a weakness in the design or implementation of the Compliance Program policies and procedures of the Fund, or the written compliance policies and procedures of the service providers to the Fund.

(iii)	“Rule 38a-1” shall mean Rule 38a-1 under the 1940 Act.

2.	All Services described in this Section D (the “CCO Services”) are optional and only apply upon the request of Fund that Service Provider provide such CCO Services and the written acceptance of such request by Service Provider. Service Provider requires 120 days’ notice prior to commencement of provision of such CCO Services, which time period may be reduced upon mutual agreement. The Board of Directors of the Fund may terminate the provision of CCO Services on 30 days written notice to Service Provider. All CCO Services fees described in Fee Letter will continue until the later of 30 days from the receipt of such termination notice or the date that the Service Provider employee no longer serves as the Fund’s Chief Compliance Officer.

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3.	Service Provider shall designate, subject to the approval of the Fund’s Board of Directors, one of its own employees (and any change in such designated employee shall be subject to the approval of the Fund’s Board of Directors) to serve as Chief Compliance Officer of the Fund within the meaning of Rule 38a-1 (such individual, the “CCO”). The CCO shall render to the Fund such advice and services as are required to be performed by a CCO under Rule 38a-1 and as are set forth as follows:

(i)	Review of Compliance Program. The CCO shall, with the assistance of the Fund, review and revise, where necessary, the written compliance policies and procedures (the “Compliance Program”) of the Fund, which shall address compliance with, and be reasonably designed to prevent violation of, “Federal Securities Laws.” In addition to provisions of Federal Securities Laws that apply to the Fund, the Compliance Program will be revised, where necessary, to address compliance with, and ensure that it is reasonably designed to prevent violation of, the Fund’s charter and by-laws and all exemptive orders, no-action letters and other regulatory relief received by the Fund from the Securities and Exchange Commission (the “SEC”) and Financial Industry Regulatory Association, Inc. (the “FINRA”) (all such items collectively, “Regulatory Relief”); provided, however, that the Compliance Program shall address only that Regulatory Relief afforded the Service Providers or the Fund or relevant to compliance by the Service Providers or the Fund, and shall not address the terms by which other parties may receive the benefits of any Regulatory Relief.

(ii)	Administration of Compliance Program. The CCO shall administer and enforce the Fund’s Compliance Program. The CCO shall consult with the Board of Directors and the Fund’s officers as necessary to amend, update and revise the Compliance Program as necessary, but no less frequently than annually (if required).

(iii)	Oversight of Service Providers. The CCO is responsible for overseeing, on behalf of the Fund, adherence to the written compliance policies and procedures of the Fund’s service providers, including the Fund, its investment adviser (and sub-adviser, if applicable), the distributor, the administrator, and the transfer agent (the “Service Providers”). In furtherance of this duty:

(a)	The CCO shall obtain and review the written compliance policies and procedures of the Service Providers or summaries of such policies that have been drafted by someone familiar with them.

(b)	The CCO shall monitor the Service Providers’ compliance with their own written compliance policies and procedures, Federal Securities Laws and the Fund’s Governing Documents and Regulatory Relief. In so doing, the CCO shall interact with representatives of the Service Providers as appropriate.

(c)	The CCO shall attempt to obtain the following representations from each Service Provider and, if it fails to obtain such representations, shall report this fact to the Fund:

a.	In connection with the documentation of its written policies and procedures governing the provision of its services to the relevant Fund, the Service Provider has prepared and delivered to the Fund a summary of core services that it provides to the Fund or, if no such summary is available, that it has delivered to the Fund copies of the relevant policies and procedures.

b.	The Service Provider will provide to the Fund and the CCO any revisions to its written compliance policies and procedures on at least an annual basis, or more frequently in the event of a material revision.

c.	The Service Provider’s written compliance policies and procedures have been reasonably designed to prevent, detect and correct violations of the applicable Federal Securities Laws and critical functions related to the services performed by Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

d.	The Service Provider has established monitoring procedures, and shall review, no less frequently than annually, the adequacy and effectiveness of its written compliance policies and procedures to check that they are reasonably designed to prevent, detect and correct violations of those applicable Federal Securities Laws and critical functions related to the services performed by the Service Provider pursuant to the applicable agreement between the Service Provider and the Fund.

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(iv)	Annual Review. Rule 38a-1 requires that, at least annually, the Fund review its Compliance Program and that of its Service Providers and the effectiveness of their respective implementations (the “Annual Review”). The CCO shall perform the Annual Review for the Fund. The first Annual Review shall be completed no later than the regularly scheduled Board meeting following one year after the commencement of the CCO Services.

(v)	Attendance of Board Meetings; Reports to the Fund’s Board; Escalation

(a)	The CCO shall attend up to four board meetings per year, including, at the request of the Fund, one in person.

(b)	The CCO shall make regular reports to the Board of Directors of the Fund regarding its administration and enforcement of the Compliance Program. These regular reports shall address compliance by the Fund and the Service Providers and such other matters as the Board of Directors of the Fund may reasonably request.

(c)	In addition, at least annually, the CCO shall submit a written report to the Board of Directors of the Fund addressing the following issues:

a.	the operation of the Compliance Program, and the written compliance policies and procedures of the Service Providers;

b.	any material changes made to the Compliance Program since the date of the last report;

c.	any material changes to the Compliance Program recommended as a result of the Annual Review; and

d.	each “Material Compliance Matter” that occurred since the date of the last report.

(d)	This written report shall be based on the Annual Review. The first written report shall be presented to the Board of Directors of the Fund no later than 90 days after the date of the first Annual Review.

(e)	The CCO shall report any Material Compliance Matters to the Board of Directors at least quarterly.

(vi)	Recordkeeping. The CCO expects to rely on the Fund or its Service Providers, as applicable, to maintain and preserve records. The CCO will determine that the Service Provider has policies and procedures that are reasonably designed to ensure that the Fund records will be maintained in accordance with the Fund’s recordkeeping policy and applicable law, including provisions requiring that any material violation of the Fund’s recordkeeping policy and/or applicable law by the service provider be promptly reported to the CCO.

(vii)	Meeting with Regulators. The CCO shall meet with, and reply to inquiries from, the SEC, the Fund and other legal and regulatory authorities with responsibility for administering Federal Securities Laws as necessary or as reasonably requested by Fund or the Board.

4.	The parties agree that only employees of Service Provider and its Affiliates shall act as CCO or otherwise perform services to the Fund under this Agreement unless otherwise agreed to by the Fund. Notwithstanding his/her other duties for Service Provider or any other investment company, the CCO shall perform the Services in a professional manner and shall devote appropriate time, energies and skill to the Services. Fund acknowledges that other employees of Service Provider and its Affiliates will assist the CCO in the performance of his/her duties hereunder.

5.	For clarity, the Fund shall reimburse, or shall cause the Fund to reimburse, Service Provider for all reasonable expenses (including travel expenses for attendance at in-person board meetings) and other out-of-pocket disbursements incurred by Service Provider in connection with the performance of Service Provider’s or the CCO’s duties hereunder.

6.	Fund shall cooperate in good faith with Service Provider and the CCO in order to assist in the performance of the Services. In furtherance of this agreement to cooperate, Fund shall make those of its and its Affiliates’ and Service Providers’, officers, employees, outside counsel and others as may be reasonable related to the Services available for consultation with Service Provider and the CCO, in each case as Service Provider or the CCO may reasonably request. Fund shall provide Service Provider and the CCO with the names of appropriate contact people at the Service Providers and shall otherwise assist Service Provider and the CCO in obtaining the cooperation of the Service Providers. Fund shall provide Service Provider and the CCO with such books and records regarding the Fund as Service Provider and the CCO may reasonably request.

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E.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, Service Provider:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Fund.

(iv)	Is not responsible for determining the valuation of Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Fund, including with respect to Fund portfolio activity or investment advisory services.

(vi)	Is not Fund’s tax advisor and does not provide any tax advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If Service Provider allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from Service Provider and/or (ii) issue instructions to Service Provider via web portals or other similar electronic mechanisms hosted or maintained by Service Provider or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by Service Provider (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify Service Provider promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until Service Provider has confirmed receipt and execution of such change.

(ii)	Service Provider grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with Service Provider’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	Service Provider reserves all rights in Service Provider systems and in the software that are not expressly granted to Fund hereunder.

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(v)	Service Provider may discontinue or suspend the availability of any Web Portals at any time without prior notice; Service Provider will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by Service Provider are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and Service Provider bears no responsibility for reliance on tax calculations and memoranda prepared by Service Provider, except for the gross negligence, willful misconduct, bad faith or fraud of Service Provider in the preparation of such tax calculations or memoranda.

4.	Service Provider shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that Service Provider may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in Service Provider’s reasonable discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through Service Provider’s portal.

F.            Report Modernization Terms and Conditions

In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

1.	In connection with completion of the Modern Data Services, Market Data may be supplied to the Fund through an Service Provider Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by Service Provider or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, the Fund acknowledges that Market Data is proprietary to Service Provider Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by the Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from Service Provider Associates or Data Supplier, as applicable. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

2.	The Fund acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or Service Provider Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

3.	No Service Provider Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that Service Provider will endeavor, upon receipt of notice from the Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

4.	Notwithstanding anything in this Agreement to the contrary, no Service Provider Associate nor Data Supplier shall be liable to Fund or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an Service Provider Associate(s), Fund or any other Person on such Market Data. Further, the Fund shall indemnify all Service Provider Associates and applicable Data Suppliers against, and hold such Service Provider Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any Service Provider Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties resulting from the use of Market Data by Fund in contravention of this Agreement.

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5.	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no Service Provider Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

6.	THE FUND ACCEPTS THE MARKET DATA AS IS AND NO SERVICE PROVIDER ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

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Appendix D

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

In order to assist the Fund with the Fund’s anti-money laundering and countering the financing of terrorism (“AML”) responsibilities under applicable AML laws, Service Provider offers certain risk-based AML procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (“Service Provider AML Procedures”). The Fund desires to implement the Service Provider AML Procedures as part of the Fund’s overall AML program (“Fund AML Program”).

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs Service Provider to implement the Service Provider AML Procedures as set forth in Section 3 below on the Fund’s behalf and delegates to Service Provider the day-to-day operation of Service Provider AML Procedures.

While Service Provider AML Procedures may be subject to monitoring and testing by employees of Service Provider (or its parent company, or affiliates) or an independent party, as documented in the Service Provider AML Procedures, the Fund acknowledges any such efforts or outcomes of testing may not be solely relied upon by the Fund to meet applicable regulatory requirements for an independent test of the Fund AML program.

2.	Limitation on Delegation.

The Fund acknowledges and agrees that in accepting the delegation hereunder, Service Provider is agreeing to perform only the AML Procedures and is not undertaking and shall not be responsible for any other aspect of the Fund AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.

Additionally, the parties acknowledge and agree that Service Provider shall only be responsible for performing the Service Provider AML Procedures with respect to the ownership of, and transactions in, Shares in the Portfolio(s) for which Service Provider maintains the applicable Shareholder information.

In performing the Service Provider AML Procedures for the Fund under this Agreement, and in connection with the execution of the policies and procedures, Service Provider will rely upon and assume the accuracy of the information and representations provided to Service Provider by the Fund in connection with the provision of services pursuant to this Agreement.

3.	Service Provider AML Procedures.

Service Provider shall perform Service Provider AML Procedures, as documented. The Service Provider AML Procedures are subject to change at any time at Service Provider’ sole discretion. Service Provider agrees to make Service Provider AML Procedures documentation available to the Fund.

Among other items and consistent with the Service Provider AML Procedures, Service Provider shall compare account and transaction information to any FinCEN request received by the Fund and provided when available to Service Provider without undue delay, pursuant to USA PATRIOT Act Sec. 314(a), and provide the Fund with the necessary information for it to respond to such request within the required time frame. For the avoidance of doubt, Service Provider shall have no obligation under this subsection to procure the Fund’s 314(a) request list, follow up with the Fund in regard to 314(a) request lists that the Fund or its service provider has failed to provide to Service Provider, or take any action with respect to the Fund’s 314(a) request list if such list has not been provided to Service Provider by the Fund.

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FEE SCHEDULE

1.	ON-BOARDING FEES:

Service Description	Fee
On-Boarding fees	$10,000 (one-off)

2.	TRANSFER AGENCY:

Service Description	Fee
Annual account fees

•      $18 per open non-level three account

•      $12 per open level three account

•     Open account fees are subject to $18,000 minimum per share class, waived to $9,000 for second share class

•      $2.04 per closed account

NSCC Price and Rate Profile	• $180 per share class per year
Web Portal: Funds AUM client/intermediary internet access	• $1,200 per year per share class • $2,400 set up fee per fund
Web Portal: Online Access shareholder Internet	• $6,000 per fund per year ($18,000 annual maximum per site) • $7,500 set-up fee
Special Projects	• $200 per hour

3.	FUND ACCOUNTING AND FUND ADMINISTRATION

Service Description	Fee
Annual Asset Based Fees	Total Fund NAV	Basis Point p.a
	$0m - $250m	8.0 bps
	$250m - $500m	6.0 bps
	$500m - $1bn	4.0 bps
	Above $1bn	2.0 bps
• Subject to an annual minimum of $120,000 for one fund, waived to $80,000 for the first two years • Annual minimum increases by $48,000 per additional fund
Blue Sky administration	• $75 per year per permit or similar state registration
Shareholder reporting	• EDGARizing: $9 per page • SEC Filing: $4 per page • Typesetting: $70 per page

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Surcharges

•         $6,000 per year per share class greater than one per fund

•         $9,000 per year per fund for N-PORT reporting

•         $12,000 per year per fund with global securities

•         $10,000 per year per sub-adviser or subsidiary

•         $9,000 per year per fund with greater than 200 positions

•         $6,000 per year for each fiscal year end greater than one

•         $1,200 per year per custody sub-account

Special Projects	• $200 per hour

4.	COMPLIANCE SERVICE FEES

Service Description	Fee
Fund Chief Compliance Officer	$25,000 for the one fund; $5,000 for each additional fund (assumes Apex provides fund accounting, administration, and transfer agency services)
Special Projects	$200 per hour

5.	DISCOUNTS

Specific to the U.S. Government Money Market Fund, in addition to the waivers noted above, annual account fees, annual asset based fees, surcharges, and compliance fees will be discounted in the following amounts:

•	Year 1 = 25%
•	Year 2 = 25%
•	Year 3 = 10%

6.	OUT-OF-POCKET EXPENSES

Out-of-pocket expenses are charged at cost and include but are not limited to: anti-money laundering vendor fees; banking fees; Blue Sky state registration; data storage, imaging and record retention; document reproduction; escheatment; industry and benchmark data; literature processing and fulfilment; mailing, postage and delivery; NASDAQ fees; NSCC fees; paper stock; printing; regulatory fees; security pricing and valuation, credit rating, indicative and other data; shareholder voting services and proxy solicitation; SOC-1 allocation; telecommunications; travel and travel related expenses.

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